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Exhibit 10.19

[COGENT LETTERHEAD]

1015 31st Street, NW
Suite 330
Washington, DC 20007
Tel: 202-295-4208
Confidential Fax: 202-342-8269

October 11, 2000

Helen Lee

Dear Helen,

        Cogent Communications is offering you the position of Chief Financial Officer. This position will offer an annual compensation of $220,000. This role is defined as an "exempt" position and will not be eligible for overtime compensation. Base salary will be paid semi-monthly.

        In addition to the cash compensation you receive, Cogent will issue to you options to purchase 450,000 shares of common stock in the company at a strike price of $1.50. Twenty-five percent (25%) of these options will vest immediately upon hire. The remainder will vest quarterly over the next three (3) years so that you will be fully vested after three (3) years of employment. In order to receive these options you must sign Cogent's option agreement at the time of your employment.

        Cogent will periodically perform employee evaluations at minimum intervals of 12 months commencing within 18 months of your employment. These reviews will be utilized to evaluate your compensation package relative to the market for similar level individuals at organizations of comparable stage of development and market opportunity to Cogent.

        In the event of Constructive Termination Without Cause, you will receive 6 months salary against $220,000, six months of benefits coverage, all vested shares and shares to be vested in the quarter of termination. For purposes of this Agreement, "Constructive Termination Without Case" shall mean (1) your employment as Chief Financial Officer of Cogent being terminated by Cogent (other than for Cause); (2) any of your titles or responsibilities being reduced in any material respect by Cogent (other than for Cause), without your prior consent and not based on merit; and (3) your base salary or benefits being reduced by any material amount. In the event of a Change of Control, in addition to the conditions mentioned above, you will receive 100% of your unvested shares at the $1.50 strike price. Upon Initial Public Offering (IPO), 50% of the remaining unvested shares will vest immediately. Those remaining will vest on the schedule listed above. Also, it is explicitly stated that sections 14B & 22 of the stock option agreement will not be apply to this optionee.

        In order to compensate you for moving expenses associated with this position, Cogent proposes a $45,000 moving budget with a commitment on your part to relocate your principal residence to the company's headquarter location in Washington, DC within 9 months. During the intervening period, you are committed to spending 5 days per week at the company's headquarters or on company related travel and bearing all non-company related travel and lodging expenses associated with that commitment from the budget mentioned above.

        As a member of Cogent's team, you will be entitled to company funded health care insurance, dental coverage, and life insurance. The company has also implemented a 401(k) retirement plan that is corporately administered, however, it requires individual contributions on a non-matching basis by individual participants. You will be eligible for 3 weeks paid vacation annually. Additionally, the company has 6 fixed major holidays and 2 discretionary floating holidays to be chosen by you.

        Your employment date will be November 20th, 2000, or at a mutually agreed to date between yourself and the company. Also, as a condition of employment, you will be required to sign Cogent's standard agreement providing for invention disclosure and assignment, limitation of your right to compete with Cogent if you leave, and non-disclosure of confidential information.

        We look forward to having you join our team and build the most advanced next generation network for high-speed Internet services. This offer remains in effect through October 20th, 2000 at 10:00am. If you have any further questions, please give me a call at 202-295-4208.

Sincerely,
/s/ Dave Schaeffer
Dave Schaeffer CEO
Accepted
/s/ H. Helen Lee Helen Lee	Oct. 20, 2000 Date

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  Exhibit 10.19